Filed pursuant to Rule 424(b)(3)

Registration No. 333-90996

PROSPECTUS SUPPLEMENT NO. 9

(TO PROSPECTUS DATED JULY 11, 2002)

CBRL GROUP, INC.

Liquid Yield Option™ Notes Due 2032 (Zero Coupon – Senior),

Related Guarantees

and

Shares of Common Stock Issuable upon Conversion or Redemption of the

Liquid Yield Option™ Notes

This prospectus supplement amends and supplements the prospectus dated July 11, 2002, as amended and supplemented by prospectus supplement no. 1 dated July 18, 2002, prospectus supplement no. 2 dated July 26, 2002, prospectus supplement no. 3 dated August 2, 2002, prospectus supplement no. 4 dated August 9, 2002, prospectus supplement no. 5 dated August 16, 2002, prospectus supplement no. 6 dated August 23, 2002, prospectus supplement no. 7 dated August 29, 2002 and prospectus supplement No. 8 dated October 18, 2002 (the “Supplements”), relating to our Liquid Yield Option™ Notes due 2032 (Zero Coupon – Senior) (the “LYONs”), the related guarantees of the LYONs and shares of our common stock issuable upon conversion or redemption of the LYONs.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated July 11, 2002, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. This prospectus supplement, along with the prospectus dated July 11, 2002 and the Supplements, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the LYONs, the related guarantees, and the common stock issuable upon conversion or redemption of the LYONs.

See “Risk Factors” beginning on page 7 of the prospectus dated July 11, 2002 for factors you should consider before purchasing the LYONs or our common stock.

This prospectus supplement amends and replaces the first paragraph and the table under the heading “Selling Securityholders” beginning on page 17 of the prospectus dated July 11, 2002, as supplemented and amended, with the information in the following paragraph and table. We may further amend or supplement this table from time to time if necessary.

The following table provides, as of November 22, 2002, the name of each selling securityholder, the principal amount at maturity of LYONs held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of LYONs and the common stock issuable upon conversion of the LYONs (based upon the initial conversion price). This information has been obtained from the selling securityholders on or prior to the date of this prospectus supplement. However, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their LYONs since the date on which they provided the information regarding their LYONs.

™ Trademark of Merrill Lynch & Co., Inc.

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Selling Securityholder	Principal Amount at Maturity of LYONs Beneficially Owned and Offered	Percent of Total Outstanding LYONs	Common Stock Issuable upon Conversion of LYONs	Common Stock Owned Prior to Conversion of LYONs*

Advent Convertible Master Cayman L.P.	$22,258,000	5.27%	241,686	--
Akela Capital Master Fund, Ltd.	$3,000,000	0.71%	32,575	--
Allentown City Firefighters Pension Plan	$55,000	0.01%	597	--
Allentown City Officers & Employees Pension Fund	$19,000	0.00%	206	--
Allentown City Police Pension Plan	$104,000	0.02%	1,129	--
Alpha US Sub Fund 4, LLC	$2,342,000	0.55%	25,430	--
Alpha U.S. Sub Fund VIII, LLC	$1,000,000	0.24%	10,858	--
Alta Partners Holdings LDC	$15,000,000	3.55%	162,876	--
American Century Equity Income	$6,350,000	1.50%	68,950	--
American Fidelity Assurance Company	$850,000	0.20%	9,229	--
American Motorist Insurance Company	$1,258,000	0.30%	13,659	--
Amerisure Mutual Insurance Company	$900,000	0.21%	9,772	--
Arapahoe County Colorado	$122,000	0.03%	1,324	--
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$3,000,000	0.71%	32,575	--
Argent Classic Convertible Arbitrage Fund L.P.	$1,900,000	0.45%	20,630	--
Argent LowLev Convertible Arbitrage Fund Ltd.	$6,500,000	1.54%	70,579	--
Arlington County	$1,340,000	0.32%	14,550	--
Aventis Pension Master Trust	$430,000	0.10%	4,669	--
B.G.I. Global Investors c/o Forest Investment Mngt. L.L.C.	$691,000	0.16%	7,503	--
Black Diamond Capital I, Ltd.	$551,000	0.13%	5,982	--
Black Diamond Convertible Offshore, LDC	$2,561,000	0.61%	27,808	--
Black Diamond Offshore Ltd.	$1,960,000	0.46%	21,282	--
Boilermaker – Blacksmith Pension Trust	$2,350,000	0.56%	25,517	--
British Virgin Islands Social Security Board	$174,000	0.04%	1,889	--
CALAMOS® Convertible Fund CALAMOS® Investment Trust	$11,100,000	2.63%	120,528	--
CALAMOS® Convertible Growth and Income Fund – CALAMOS® Investment Trust	$7,100,000	1.68%	77,094	--
CALAMOS® Convertible Portfolio CALAMOS® Advisors Trust	$270,000	0.06%	2,931	--
CALAMOS® Market Neutral Fund CALAMOS® Investment Trust	$13,000,000	3.08%	141,159	--
CALAMOS® Global Convertible Fund CALAMOS® Investment Trust	$310,000	0.07%	3,366	--
CareFirst BlueChoice, Inc.	$150,000	0.04%	1,628	--
City of Albany Pension Plan	$200,000	0.05%	2,171	--
City of Birmingham Retirement &Relief System	$2,400,000	0.57%	26,060	--
City of Knoxville Pension System	$550,000	0.13%	5,972	--
City of New Orleans	$503,000	0.12%	5,461	--
City University of New York	$302,000	0.07%	3,279	--
Consulting Group Capital Markets Funds	$700,000	0.17%	7,600	--
Credit Lyonnais Securities	$22,500,000	5.33%	244,314	--
Deephaven Domestic Convertible Trading Ltd.	$19,200,000	4.55%	208,481	--
Delta Airlines Master Trust	$3,750,000	0.89%	40,719	--
Delta Pilots Disability and Survivorship Trust	$800,000	0.19%	8,686	--
Deutsche Bank Securities Inc.	$5,000,000	1.18%	54,292	--
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$16,000	0.00%	173	--
1976 Distribution Trust FBO Jane A. Lauder	$32,000	0.01%	347	--
Dorinco Reinsurance Company	$1,300,000	0.31%	14,115	--
Double Black Diamond Offshore LDC	$11,440,000	2.71%	124,220	--
The Dow Chemical Company Employees’ Retirement Plan	$4,650,000	1.10%	50,491	--
Drury University	$60,000	0.01%	651	--
The Fondren Foundation	$140,000	0.03%	1,520	--
Forest Alternative Strategies, II	$179,000	0.04%	1,943	--
Forest Fulcrum Fund L.L.P.	$2,435,000	0.58%	26,440	--
Forest Global Convertible Fund Series A-5	$9,829,000	2.33%	106,727	--
FreeState Health Plan, Inc.	$150,000	0.04%	1,628	--
Gaia Offshore Master Fund Ltd.	$16,400,000	3.89%	178,077	--
Genesee County Employees’ Retirement System	$1,300,000	0.31%	14,115	--
Georgia Municipal Employee Benefit System	$2,000,000	0.47%	21,716	--
Goldman, Sachs & Co. Profit Sharing Master Trust	$680,000	0.16%	7,383	--
The Grable Foundation	$235,000	0.06%	2,551	--
Grady Hospital Foundation	$265,000	0.06%	2,877	--
Greek Catholic Union of the USA	$90,000	0.02%	977	--
Group Hospitalization and Medical Services, Inc.	$700,000	0.17%	7,600	--
Hamilton Investment Management, L.L.C.	$3,900,000	0.92%	42,347	--
HealthNow New York, Inc.	$425,000	0.10%	4,614	--
HFR CA Select Fund	$100,000	0.02%	1,085	--
HFR Convertible Arbitrage Account	$2,031,000	0.48%	22,053	--
H.K. Porter Company, Inc.	$55,000	0.01%	597	--
Independence Blue Cross	$809,000	0.19%	8,784	--
Innovest Finanzdienstleistungs AG	$1,500,000	0.36%	16,287	--
Jackson County Employees’ Retirement System	$500,000	0.12%	5,429	--
KBC Financial Products (Cayman Islands) Ltd.	$12,200,000	2.89%	132,472	--
KBC Financial Products USA Inc.	$500,000	0.12%	5,429	--
Kettering Medical Center Funded Depreciation Account	$130,000	0.03%	1,411	--
Knoxville Utilities Board Retirement System	$335,000	0.08%	3,637	--
LLT Limited	$689,000	0.16%	7,481	--
Louisiana CCRF	$550,000	0.13%	5,972	--
Louisiana Workers’ Compensation Corporation	$580,000	0.14%	6,297	--
Lyxor	$4,525,000	1.07%	49,134	--
Lyxor Master Fund	$2,600,000	0.62%	28,231	--
Lyxor Master Fund Ref: Argent/LowLev CB	$1,000,000	0.24%	10,858	--
Lyxor Master Fund c/o Forest Investment Mngt. L.L.C.	$3,863,000	0.92%	41,945	--
Macomb County Employees’ Retirement System	$580,000	0.14%	6,297	--
McMahan Securities Co. L.P.	$535,000	0.13%	5,809	--
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$27,737,000	6.57%	301,179	--
Merrill Lynch Insurance Group	$653,000	0.15%	7,090	--
Minnesota Power and Light	$508,000	0.12%	5,516	--
Municipal Employees	$453,000	0.11%	4,918	--
New Orleans Firefighters Pension/Relief Fund	$272,000	0.06%	2,953	--
Nicholas Applegate Investment Grade Convertible	$25,000	0.01%	271	--
NORCAL Mutual Insurance Company	$300,000	0.07%	3,257	--
Oakwood Assurance Company	$85,000	0.02%	922	--
Oakwood Healthcare Inc. Endowment	$15,000	0.00%	162	--
Oakwood Healthcare Inc. Funded Depreciation	$145,000	0.03%	1,574	--
Oakwood Healthcare Inc. OHP	$20,000	0.00%	217	--
Oakwood Healthcare Inc. (Pension)	$280,000	0.07%	3,040	--
Occidental Petroleum Corporation	$524,000	0.12%	5,689	--
Ohio Bureau of Workers Compensation	$351,000	0.08%	3,811	--
Onyx Fund Holdings, LDC	$5,000,000	1.18%	54,292	--
OZ Convertible Master Fund, Ltd.	$2,522,000	0.60%	27,384	--
OZ Mac 13 Ltd.	$704,000	0.17%	7,644	--
OZ Master Fund, Ltd.	$32,687,000	7.74%	354,928	--
Physician’s Reciprocal Insurers Account #7	$3,200,000	0.76%	34,746	--
Policeman and Fireman Retirement System of the City of Detroit	$1,245,000	0.29%	13,518	--
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$1,300,000	0.31%	14,115	--
Prisma Foundation	$110,000	0.03%	1,194	--
Pro-mutual	$1,491,000	0.35%	16,189	--
Ramius LP	$300,000	0.07%	3,257	--
RBC Capital Services Inc. c/o Forest Investment Mngt. L.L.C.	$382,000	0.09%	4,147	--
RCG Baldwin LP	$700,000	0.17%	7,600	--
RCG Halifax Master Fund, LTD	$2,500,000	0.59%	27,146	--
RCG Latitude Master Fund, LTD	$2,300,000	0.54%	24,974	--
RCG Multi Strategy, LP	$4,500,000	1.07%	48,862	--
Relay 11 Holdings c/o Forest Investment Mngt. L.L.C.	$351,000	0.08%	3,811	--
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	$15,000	0.00%	162	--
Royal Bank of Canada	$7,500,000	1.78%	81,438	8,294
San Diego County Employees Retirement Association	$1,700,000	0.40%	18,459	--
SCI Endowment Care Common Trust Fund First Union	$75,000	0.02%	814	--
SCI Endowment Care Common Trust Fund National Fiduciary Services	$265,000	0.06%	2,877	--
SCI Endowment Care Common Trust Fund Suntrust	$110,000	0.03%	1,194	--
Shell Pension Trust	$791,000	0.19%	8,588	--
Southdown Pension Plan	$240,000	0.06%	2,606	--
Southern Farm Bureau Life Insurance Company	$2,500,000	0.59%	27,146	--
SPT	$2,900,000	0.69%	31,489	--
State of Florida, Office of the Treasurer	$4,000,000	0.95%	43,433	--
State of Florida Division of Treasury - Froley	$4,000,000	0.95%	43,433	--
State of Maryland Retirement Agency	$6,375,000	1.51%	69,222	--
SunAmerica Style Select Series Equity Income Fund	$827,000	0.20%	8,979	--
Sylvan (IMA) Ltd c/o Forest Investment Mngt. L.L.C.	$849,000	0.20%	9,218	--
Tag Associates	$529,000	0.13%	5,744	--
TD Securities (USA) Inc.	$4,900,000	1.16%	53,206	--
Trustmark Insurance Company	$686,000	0.16%	7,448	--
UFJ Investments Asia Ltd.	$2,450,000	0.58%	26,603	--
Union Carbide Retirement Account	$2,790,000	0.66%	30,294	--
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$1,050,000	0.25%	11,401	--
Vopak USA Inc., Retirement Plan (f.k.a. Van Waters & Rogers, Inc. Retirement Plan)	$550,000	0.13%	5,972	--
Wachovia Securities, Inc.	$32,700,000	7.75%	355,069	--
Worldwide Transactions Limited	$488,000	0.12%	5,298	--
Zazove Hedged Convertible Fund L.P.	$1,700,000	0.40%	18,459	--
Zazove Income Fund L.P.	$1,700,000	0.40%	18,459	--
Zurich Institutional Benchmark Master Fund Ltd.	$500,000	0.12%	5,429	--
Zurich Institutional Benchmarks Master Fund Ltd.	$1,700,000	0.40%	18,459	--
Zurich Master Hedge Fund c/o Forest Investment Mngt. L.L.C.	$1,232,000	0.29%	13,377	--

*

Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of shares of our common stock set forth in this column.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2002.

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